Exhibit 99.1

InterDigital Announces Richard J. Fagan to Resign as Chief Financial Officer of
                                  InterDigital

          Mr. Fagan to Remain at the Company for an Extended Period to
                            Affect Smooth Transition

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--March 6, 2007--InterDigital Communications Corporation (NASDAQ:IDCC) today announced that Richard
J. Fagan has notified the company of his intention to resign as Chief Financial Officer of the company no later than August 15, 2007.
InterDigital has initiated a search to fill the Chief Financial
Officer position.

    "I want to thank Rich for his many significant contributions to InterDigital over the past eight years," said William J. Merritt, President and Chief Executive Officer of InterDigital. "During his tenure as Chief Financial Officer, Rich has provided strong leadership and built a very solid finance organization. He has always been squarely focused on creating and returning value to shareholders, a legacy that will continue to be a cornerstone of InterDigital. I am also thankful for Rich agreeing to continue with the company while we search for his successor. I expect that the financial discipline and solid supporting staff that he helped to build within our organization will make the transition very smooth. On behalf of the Board and the rest of the InterDigital team, I want to wish him well as he pursues some life long dreams."

    "I am grateful to have had the opportunity to serve as the Chief Financial Officer of InterDigital over the last eight years. During that time, we successfully transformed the company from a seller of wireless local loop equipment to a highly successful licensor of 2G and 3G technologies, as well as an emerging supplier of full ASIC solutions. In addition, during the past eight years, we achieved significant growth in revenue, cash flow and profitability, strengthened internal controls, improved the balance sheet, and created substantial value for our shareholders," said Mr. Fagan. "I will work to affect a smooth transition of my responsibilities and am confident in the future success of InterDigital. While I will have some time to say my goodbyes, I would like to wish all of my colleagues here only the best. I am now looking forward to pursuing some entrepreneurial interests."

    About InterDigital

    InterDigital Communications Corporation (NASDAQ:IDCC) designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com.

    InterDigital is a registered trademark of InterDigital
Communications Corporation.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, 610-878-7800
             Email: jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, 610-878-7800
             Email: janet.point@interdigital.com